Exhibit 99.1

John B. Berding Named President of American Financial Group

Cincinnati, Ohio – June 27, 2023 – American Financial Group, Inc. (NYSE: AFG) announced today that John B. Berding has been elected President of AFG, effective immediately. Mr. Berding will continue to serve as President of American Money Management Corporation (“AMMC”), AFG’s subsidiary providing investment management services to AFG, its insurance subsidiaries and certain third-party investment entities, in addition to his new role. Mr. Berding assumes this leadership role at AFG that was previously jointly held by Carl H. Lindner III and S. Craig Lindner, who continue to serve as AFG’s Co-Chief Executive Officers. With this new position, Mr. Berding will work with the Co-Chief Executive Officers on matters of strategic planning and capital management.

Mr. Berding initially joined AFG as a co-op student at the University of Cincinnati, where he earned a Bachelor of Business Administration. In 1987, upon graduation from the University of Chicago with a Master of Business Administration, he began working full time as an investment professional at AMMC. Since that time, he has held a number of executive positions with AMMC and other AFG subsidiaries, most recently serving as President of AMMC since 2011. In addition to his role as President, Mr. Berding has served as a member of AFG’s Board of Directors since 2012.

In making the announcement, S. Craig Lindner and Carl Lindner III stated, “John has been a trusted business advisor for over 35 years. His talents have been particularly valuable through his exceptional vision and management of the Company’s investment portfolio, which has significantly outperformed industry indices over time. We look forward to working more closely with John in his expanded role and are confident that he will continue to contribute significantly to AFG’s success.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

AFG Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
dweidner@amfin.com
(513) 369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com